Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Investment Committee
Team, Inc. Salary Deferral Plan and Trust:
We consent to the incorporation by reference in the registration statement (File No. 333-74062) on Form S-8 of Team, Inc. of our report dated June 27, 2016, with respect to the financial statements and schedules of the Team, Inc. Salary Deferral Plan and Trust included in this Annual Report (Form 11-K) as of December 31, 2015 and 2014 and for the year ended December 31, 2015.
/s/ Melton & Melton L.L.P.
Houston, Texas
June 27, 2016